Exhibit 2.1

REORGANIZATION AGREEMENT

by and between

LIBERTY MEDIA CORPORATION

and

LIBERTY LIVE HOLDINGS, INC.

Dated as of [●], 2025

i

7.8	Severability	24
7.9	Amendments; Waivers	24
7.10	No Strict Construction; Interpretation	25
7.11	Conflicts with Tax Sharing Agreement	25
7.12	Counterparts	25

EXHIBIT A-1 – Form of SplitCo A&R Charter

EXHIBIT A-2 – Form of SplitCo A&R Bylaws

EXHIBIT B – Restructuring Plan

EXHIBIT C – Form of Aircraft Time Sharing Agreement

EXHIBIT D – Form of Facilities Sharing Agreement

EXHIBIT E – Form of Services Agreement

EXHIBIT F – Form of Tax Sharing Agreement

EXHIBIT G – Competition and FDI Approvals

ii

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (together with all Exhibits hereto, this “Agreement”), dated as of [●], 2025, is entered into by and between LIBERTY MEDIA CORPORATION, a Delaware corporation (“Liberty Media”), and LIBERTY LIVE HOLDINGS, INC., a Nevada corporation (“SplitCo”). Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1 or elsewhere in this Agreement.

RECITALS:

WHEREAS, prior to the Redemption, SplitCo is a wholly-owned Subsidiary of Liberty Media;

WHEREAS, in accordance with and pursuant to the Liberty Charter, the businesses, assets and liabilities of Liberty Media are currently attributed to two tracking stock groups: the Formula One Group (as defined in the Liberty Charter) and the Live Group (as defined in the Liberty Charter);

WHEREAS, the Liberty Board has determined that it is appropriate and in the best interests of Liberty Media and its stockholders to reorganize its businesses, assets and liabilities by means of the split-off of SplitCo, such that, at the Effective Time, the businesses, assets, and liabilities of SplitCo will consist of the SplitCo Businesses, the SplitCo Assets and the SplitCo Liabilities;

WHEREAS, on or around the date(s) in which the Liberty Board and SplitCo Board approve this Agreement, the SplitCo Board has duly adopted, and Liberty Media as the sole stockholder of SplitCo has approved, the SplitCo Transitional Plan;

WHEREAS, on May 28, 2025, Liberty Media entered into that certain Contribution Agreement (the “First Contribution Agreement”) with SplitCo and LN Holdings 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of SplitCo (“LN Holdings”), pursuant to which (i) Liberty Media contributed 10,488,960 shares of Live Nation common stock (the “Contributed LYV Shares”) to SplitCo in exchange for the constructive issuance of shares of Existing SplitCo Common Stock to Liberty Media, and (ii) immediately following the foregoing contribution, SplitCo transferred the Contributed LYV Shares to LN Holdings, as an equity contribution (collectively, the “First Contribution”);

WHEREAS, the parties desire to effect the transactions contemplated by this Agreement, including the Restructuring, the Reattribution, the Second Contribution and the Redemption (together with the First Contribution, the “Split-Off Transactions”), and following the Restructuring, the Reattribution and the Second Contribution and in connection therewith, Liberty Media will effect the Redemption pursuant to which Liberty Media will redeem (i) each outstanding share of LLYVA in exchange for one (1) share of New LLYVA, (ii) each outstanding share of LLYVB in exchange for one (1) share of New LLYVB, and (iii) each outstanding share of LLYVK in exchange for one (1) share of New LLYVK (the transactions described in the foregoing clauses (i) – (iii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Redemption”);

WHEREAS, the transactions contemplated by this Agreement, including the Restructuring and the other Split-Off Transactions, have been approved by the Liberty Board and/or the SplitCo Board, as applicable, and are motivated in whole or substantial part by certain substantial corporate business purposes of Liberty Media and SplitCo;

WHEREAS, the First Contribution and the Second Contribution, taken together with the Redemption, are intended to qualify under, among other provisions, Section 355, Section 368(a)(1)(D) and related provisions of the Code, and are expected to accomplish certain corporate business purposes of Liberty Media and SplitCo (which corporate business purposes are substantially unrelated to U.S. federal tax matters);

WHEREAS, the transactions undertaken pursuant to this Agreement constitute part of a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, previously adopted by Liberty Media and SplitCo; and

WHEREAS, the parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
RESTRUCTURING AND CONTRIBUTION

1.1            Restructuring. In accordance with and subject to the provisions of this Agreement, the parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan, including the Second Contribution and the execution and delivery of the Restructuring Agreements (collectively, the “Restructuring”); provided, that the Restructuring shall be completed prior to the Effective Time.

1.2            Transfer of SplitCo Assets and SplitCo Businesses; Assumption of SplitCo Liabilities. On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Split-Off Transactions:

(a)            Liberty Media, by no later than immediately prior to the completion of the Second Contribution, shall cause Liberty Media’s interests in Liberty QE Holdings, LLC and its direct and indirect Subsidiaries, Liberty MSR, LLC and its direct and indirect Subsidiaries, any other assets or liabilities of Liberty Media related to any of the foregoing, other than any such liabilities related to the Formula One Group Awards (if any), and cash (in an amount to be determined based on the valuations of the reattributed assets at the time of the Reattribution) to be reattributed from the Formula One Group to the Live Group in exchange for Liberty Media’s interests in LMC Denver Arena, Inc. and its direct and indirect Subsidiaries, LMC Overtime LLC and its direct and indirect Subsidiaries, LMC Gaming Fund, LLC and its direct and indirect Subsidiaries, and any other assets or liabilities of Liberty Media related to any of the foregoing (collectively, the “Reattribution”).

(b)            Liberty Media, by no later than immediately before the Effective Time but following the Reattribution, will, (i) cause all of the SplitCo Liabilities (other than any SplitCo Liabilities for which SplitCo or its Subsidiaries are already liable) to be assigned, directly or indirectly, to or to be incurred by, SplitCo or its Subsidiaries; and (ii) in exchange for the constructive issuance of shares of Existing SplitCo Common Stock, and the assumption by SplitCo of any SplitCo Liabilities described in clause (i) of this Section 1.2(b), cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the SplitCo Assets and SplitCo Businesses (to the extent not already transferred in the First Contribution or otherwise owned directly or indirectly by SplitCo) to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to SplitCo (the transactions contemplated by clauses (i) and (ii), collectively, the “Second Contribution”). As part of the Second Contribution, SplitCo agrees to, or agrees to cause its Subsidiaries to, (A) accept or cause to be accepted all such rights, title and interest in and to all of such SplitCo Assets and SplitCo Businesses and (B) accept, assume, perform, discharge and fulfill all of such SplitCo Liabilities in accordance with their respective terms. All SplitCo Assets and SplitCo Businesses being transferred pursuant to this Agreement are being transferred on an “as is, where is” basis, without any warranty or representation whatsoever on the part of Liberty Media except as otherwise expressly set forth herein, in the Restructuring Agreements or the Other Agreements (as each are defined below).

(c)            Upon completion of the Second Contribution: (i) SplitCo will own, directly or indirectly, the SplitCo Businesses and the SplitCo Assets and be subject, directly or indirectly, to the SplitCo Liabilities; and (ii) Liberty Media will continue to own, directly or indirectly, the Liberty Retained Businesses and the Liberty Retained Assets and continue to be subject, directly or indirectly, to the Liberty Retained Liabilities. For the avoidance of doubt, in the Second Contribution, SplitCo shall not acquire any right, title or interest in any Liberty Retained Assets and shall not assume any Liberty Retained Liabilities.

(d)            If, following the Effective Time: (i) any SplitCo Asset, SplitCo Liability or other property, right or asset forming part of the SplitCo Businesses has not been transferred to SplitCo or another member of the SplitCo Group, Liberty Media undertakes to cause all of its (or its Subsidiaries’) rights, title and interest in such property, right, asset or liability to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to SplitCo or another member of the SplitCo Group designated by SplitCo and reasonably acceptable to Liberty Media as soon as practicable and for no additional consideration; or (ii) any Liberty Retained Asset, Liberty Retained Liability, or other property, right or asset forming part of the Liberty Retained Businesses has been transferred to SplitCo or another member of the SplitCo Group, SplitCo undertakes to cause all of its (or its Subsidiaries’) rights, title and interest in and to such property, right, asset or liability to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Liberty Media or another member of the Liberty Media Group designated by Liberty Media and reasonably acceptable to SplitCo as soon as practicable and for no additional consideration; provided that, in each of the foregoing cases, until such time as the transfer of the applicable Asset or Liability is effected, the transferring party will retain such Asset or Liability for the benefit of the transferee party, with the transferee party also bearing all of the costs, liabilities and burdens of such Asset or Liability. The parties intend that any property, right, asset or liability that is transferred pursuant to this Section 1.2(d) shall be treated for U.S. federal income and other applicable tax purposes as having been transferred to SplitCo (as part of the Second Contribution) or assumed by SplitCo or retained by Liberty Media prior to the Redemption, as the case may be, to the extent permitted. Each of Liberty Media and SplitCo shall, and shall cause the members of the Liberty Media Group and SplitCo Group, as applicable, to, (i) treat for all Tax purposes any such transfer described in this Section 1.2(d) as occurring not later than the effective time of the Second Contribution, and (ii) neither report nor take any Tax position (on a Tax return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax proceeding).

(e)            At or prior to the Effective Time and in order to effect the Restructuring and the other transactions contemplated thereby, Liberty Media and SplitCo shall enter into, and, if applicable, shall cause a member or members of the Liberty Media Group and SplitCo Group, as applicable, to enter into, the contracts, instruments, assignments or other arrangements to which it is to be a party (the “Restructuring Agreements”).

1.3            Third Party Consents and Government Approvals. To the extent that the Restructuring, the Redemption, or any Liberty Media Representative’s receipt of New Liberty Live Group Common Stock requires the consent of any third party or a Governmental Authorization, the parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect the Restructuring, the Redemption and, for the Liberty Media Representative for whom the consent or Governmental Authorization is required for the receipt of New Liberty Live Group Common Stock, the receipt of New Liberty Live Group Common Stock, as applicable.

1.4            Reorganization and Redemption Documents. All documents and instruments used to effect the Restructuring and the Redemption and otherwise to comply with this Agreement shall be in form satisfactory to Liberty Media and SplitCo.

1.5            Qualification as Reorganization. For U.S. federal income tax purposes, (1) the Redemption, taken together with the First Contribution and the Second Contribution, are generally intended to be undertaken in a manner so that no gain or loss is recognized (and no income is taken into account) by Liberty Media, SplitCo or their respective Subsidiaries (except as a result of certain items of income, gain, deduction or loss recognized with respect to the deemed exchange of certain SplitCo Liabilities), and (2) the Redemption, taken together with the First Contribution and the Second Contribution, are intended to qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code. Liberty Media and SplitCo agree that the transactions contemplated by this Agreement are undertaken pursuant to a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, previously adopted by Liberty Media and SplitCo.

ARTICLE II
REDEMPTION

2.1            The Redemption.

(a)            The Liberty Board shall have the authority and right to (i)(x) effect the Redemption, subject to the conditions set forth in Section 2.2, or (y) terminate the Redemption at any time prior to the Effective Time, (ii) to establish and/or change the date and time of the record date for the meeting of holders of LLYVA and LLYVB (the “Stockholder Meeting”) at which, among other things, the holders of record of shares of LLYVA and LLYVB will be asked to vote on the Redemption in accordance with Article IV, Section A.2(f)(i) of the Liberty Charter, (iii) to establish or change the date and time of the Stockholder Meeting, (iv) to establish or change the date (the “Redemption Date”) and time at which the Redemption will be effective (the “Effective Time”), and (v) prior to the Effective Time, establish or change the procedures for effecting the Redemption, subject to, in all cases, any applicable provisions of the DGCL, any other applicable Law and the Liberty Charter.

(b)            Prior to the Effective Time, and in all respects in accordance with the Restructuring Plan, (i) SplitCo and Liberty Media, in its capacity as the sole stockholder of SplitCo, shall take all actions necessary to cause the Articles of Incorporation of SplitCo, as in effect at such time, to be amended and restated in its entirety to read in substantially the form of the SplitCo Charter and, as so amended and restated, to be filed with the Secretary of State of the State of Nevada, whereupon, upon the effectiveness of the SplitCo Charter, the issued and then outstanding shares of Existing SplitCo Common Stock (all of which shall be owned at such time by Liberty Media) shall automatically be reclassified as provided in the SplitCo Charter and (ii) SplitCo shall take all actions necessary to cause the bylaws of SplitCo to be amended and restated so as to read in their entirety in the form set forth in Exhibit A-2.

(c)            At the Effective Time, subject to the satisfaction or waiver (to the extent permitted pursuant to Section 2.2), as applicable, of the conditions to the Redemption set forth in Section 2.2 and subject to the rights of the Liberty Board as contemplated by clause (i)(y) of Section 2.1(a), Liberty Media will consummate the Redemption.

(d)            Liberty Media will provide notice of the Effective Time and Redemption Date to the holders of Liberty Live Common Stock in accordance with the requirements of Article IV, Section A.2(f)(i) and (iv) of the Liberty Charter.

(e)            Liberty Media will take all such actions, if any, as may be necessary or appropriate under applicable federal, state and foreign securities and “blue sky” Laws to permit the Redemption to be effected in compliance, in all material respects, with such Laws.

(f)             Promptly following the Effective Time, Liberty Media will cause the Redemption Agent (i) to exchange the applicable series and number of shares of Liberty Live Common Stock held in book-entry form as of the Effective Time for the applicable series and number of shares of New Liberty Live Group Common Stock, and (ii) if applicable, to mail to the holders of record of certificated shares of Liberty Live Common Stock as of the Redemption Date a letter of transmittal with instructions for use in effecting the surrender of the redeemed shares of Liberty Live Common Stock.

(g)            Shares of Liberty Live Common Stock that are redeemed in the Redemption for shares of New Liberty Live Group Common Stock will be deemed to have been transferred as of the Effective Time; provided, that, to the extent applicable, until the surrender of any certificate representing redeemed shares of Liberty Live Common Stock for shares of New Liberty Live Group Common Stock, SplitCo may withhold and accumulate any dividends or distributions which become payable with respect to such shares of New Liberty Live Group Common Stock pending the surrender of such certificate.

2.2            Conditions to the Redemption. Subject to Section 2.1(a), the obligation of Liberty Media to effect the Redemption is subject to the satisfaction (as determined by the Liberty Board in its sole discretion) or waiver (solely in the case of those conditions that may be waived by the Liberty Board in accordance with this Section 2.2) of the following conditions:

(a)            a proposal to approve the Redemption in accordance with the Liberty Charter shall have been approved by the holders of a majority of the aggregate voting power of the shares of LLYVA and LLYVB outstanding as of the record date for the Stockholder Meeting, in each case, entitled to vote on such proposal and that are present in person or by proxy at the Stockholder Meeting or any adjournment or postponement thereof, voting together as a separate class (the “Liberty Split-Off Stockholder Approval”);

(b)            Liberty Media shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date of the Redemption and in form and substance reasonably acceptable to Liberty Media, to the effect that, for U.S. federal income tax purposes, (i) the Redemption, taken together with the First Contribution and the Second Contribution, will qualify as a tax-free reorganization under Section 355, Section 368(a)(1)(D) and related provisions of the Code, (ii) no gain or loss will be recognized by Liberty Media in the First Contribution or the Second Contribution or the transfer of shares of New Liberty Live Group Common Stock pursuant to the Redemption, and (iii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Live Common Stock upon the receipt of shares of New Liberty Live Group Common Stock in the Redemption;

(c)            the effectiveness under the Securities Act of the Registration Statement;

(d)            the effectiveness of the registration of the shares of New LLYVA and New LLYVK under Section 12(b) of the Exchange Act;

(e)            the shares of New LLYVA and New LLYVK shall have been approved for listing on Nasdaq;

(f)            (i) any waiting period (and any extension thereof), and any commitments not to close before a certain date under a timing agreement entered into with a Governmental Authority, applicable to any Liberty Media Representative’s receipt of New Liberty Live Group Common Stock under the HSR Act shall have expired or early termination thereof shall have been granted and (ii) any approval of a Governmental Authority required under any other Law set forth in Exhibit G shall have been obtained or deemed to have been obtained under such applicable Law; and

(g)            any other regulatory or contractual approvals that the Liberty Board (in its sole discretion) determines to obtain shall have been so obtained and be in full force and effect.

The foregoing conditions are for the sole benefit of Liberty Media and shall not in any way limit Liberty Media’s right to amend, modify or terminate this Agreement in accordance with Section 6.1. All of the foregoing conditions are non-waivable, except that the conditions set forth in Section 2.2(f) and Section 2.2(g) may be waived by the Liberty Board and any determination made by the Liberty Board prior to the Redemption concerning the satisfaction or waiver of any condition set forth in this Section 2.2 shall be final and conclusive.

2.3            Treatment of Outstanding Equity Awards.

(a)            Certain current and former employees and non-employee directors and consultants of Liberty Media, the Qualifying Subsidiaries and their respective Subsidiaries have been granted options, restricted stock units and restricted shares in respect of Liberty Live Common Stock and Formula One Group Common Stock, in each case, pursuant to various stock incentive plans of Liberty Media administered by the Liberty Board (the “Liberty Live Awards” and “Formula One Group Awards”, as applicable). Liberty Media and SplitCo shall use commercially reasonable efforts to take all actions necessary or appropriate so that the Liberty Live Awards that are outstanding immediately prior to the Effective Time are adjusted as set forth in this Section 2.3.

(b)            Options. As of the Effective Time, and as determined by the Liberty Board pursuant to its authority granted under the applicable stock incentive plan of Liberty Media, each holder of an outstanding option to purchase shares of Liberty Live Common Stock (whether unvested, partially vested or fully vested) (an “Original Liberty Live option award”) will receive an option to purchase shares of the corresponding series of New Liberty Live Group Common Stock (a “SplitCo option award”). Except as described herein, all other terms of the SplitCo option awards (including the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Original Liberty Live option awards; provided, that the terms and conditions of exercise of the SplitCo option awards shall in any event be determined in a manner consistent with Section 409A of the Code.

(c)            Restricted Stock Awards. Shares of Liberty Live Common Stock that are subject to a restricted stock award granted under a stock incentive plan of Liberty Media (“Original Liberty Live restricted stock awards”) will participate in the Redemption in the same manner as other outstanding shares of Liberty Live Common Stock. Except as described herein, shares of New Liberty Live Group Common Stock received by such holders of Original Liberty Live restricted stock awards (“SplitCo restricted stock awards”) will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to such shares of Original Liberty Live restricted stock awards immediately prior to the Effective Time.

(d)            Restricted Stock Units. As of the Effective Time, and as determined by the Liberty Board pursuant to its authority granted under the applicable stock incentive plan of Liberty Media, each holder of a restricted stock unit with respect to shares of Liberty Live Common Stock (an “Original Liberty Live restricted stock unit award”) will receive in the Redemption an award of restricted stock units with respect to the corresponding series of New Liberty Live Group Common Stock (a “SplitCo restricted stock unit award” and together with the SplitCo option award and SplitCo restricted stock award, a “SplitCo Award”). Except as described herein, SplitCo restricted stock unit awards will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to Original Liberty Live restricted stock unit awards immediately prior to the Effective Time.

(e)            From and after the Effective Time, the SplitCo Awards, regardless of by whom held, shall be settled by SplitCo pursuant to the terms of the SplitCo Transitional Plan. The obligation to deliver (i) shares of New Liberty Live Group Common Stock upon the exercise of SplitCo option awards or (ii) shares of New Liberty Live Group Common Stock upon vesting of SplitCo restricted stock awards or SplitCo restricted stock units shall be the sole obligation of SplitCo, and Liberty Media shall have no Liability in respect thereof. The Formula One Group Awards shall remain subject to the applicable incentive plan of Liberty Media under which they were granted and the obligation to deliver shares of Formula One Group Common Stock upon the exercise or vesting of the Formula One Group Awards shall remain the sole obligation of Liberty Media, and SplitCo shall have no Liability in respect thereof.

(f)            It is intended that the SplitCo Transitional Plan be considered, as to any SplitCo Award that is issued as part of the adjustment provisions of this Section 2.3, to be a successor plan to the stock incentive plan of Liberty Media pursuant to which the corresponding Original Liberty Live option award, Original Liberty Live restricted stock award or Original Liberty Live restricted stock unit award was issued, and SplitCo shall be deemed to have assumed the obligations under the applicable stock incentive plans of Liberty Media to make the adjustments to the Liberty Live Awards set forth in this Section 2.3.

(g)            With respect to the Liberty Live Awards adjusted and any equity awards issued as a result of such adjustments (collectively, “Post-Split Awards”), in each case, pursuant to this Section 2.3, service after the Effective Time as an employee or non-employee director of, or consultant to, Liberty Media, SplitCo, any Qualifying Subsidiary or any of their respective Subsidiaries shall be treated as service to Liberty Media and SplitCo and their respective Subsidiaries for all purposes under such Post-Split Awards following the Effective Time.

(h)            Neither the Effective Time nor any other transaction contemplated by the Restructuring Plan or this Agreement shall be considered a termination of employment for any employee of Liberty Media, SplitCo or any of their respective Subsidiaries for purposes of any SplitCo Award.

(i)            SplitCo agrees that, reasonably promptly after the Effective Time, it shall use its reasonable efforts to cause to be effective under the Securities Act, on a continuous basis, a registration statement on Form S-8 with respect to shares of New Liberty Live Group Common Stock issuable upon exercise of SplitCo option awards and vesting of SplitCo restricted stock awards and SplitCo restricted stock units, in each case, to which the issuance upon exercise or vesting thereof is eligible for registration on Form S-8.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Parties. Each party hereto represents and warrants to the other as follows:

(a)            Organization and Qualification. Such party is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

(b)            Authorization and Validity of Agreement. Such party has all requisite power and authority to execute, deliver and, subject, in the case of Liberty Media, to the receipt of the Liberty Split-Off Stockholder Approval, perform its obligations under this Agreement, the Restructuring Agreements to which it is to be a party and the agreements to be delivered by it at the Closing pursuant to Section 5.3(a)(i) through Section 5.3(a)(iv) inclusive, Section 5.3(a)(vii) and Section 5.3(a)(viii) or Section 5.3(b)(i) through Section 5.3(b)(iv) inclusive, Section 5.3(b)(viii) and Section 5.3(b)(ix), as the case may be (the “Other Agreements”). The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been, or will be prior to the Closing Date, duly and validly authorized by the board of directors (or a duly authorized committee thereof) of such party and, subject to the receipt of the Liberty Split-Off Stockholder Approval, no other corporate action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

3.2            No Conflict with Instruments. The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any Law or Order of any court or Governmental Authority having jurisdiction over it or its properties.

3.3            No Other Reliance. In determining to enter into this Agreement, the Restructuring Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied. Except as otherwise expressly set forth herein or in the Restructuring Agreements or the Other Agreements, all SplitCo Assets and SplitCo Businesses are being transferred on an “as is, where is” basis, at the risk of the transferee, without any warranty whatsoever on the part of the transferor and from and after the Effective Time.

ARTICLE IV
COVENANTS

4.1            Cross-Indemnities.

(a)            SplitCo hereby covenants and agrees, on the terms and subject to the limitations set forth in this ARTICLE IV, from and after the Closing, to indemnify and hold harmless Liberty Media, its Subsidiaries and their respective current and former directors, officers, service providers and employees, and each of the heirs, executors, trustees, administrators, predecessors, successors and assigns of any of the foregoing (collectively, the “Liberty Indemnified Parties”), from and against any Losses paid, incurred, suffered or sustained by the Liberty Indemnified Parties (in their capacities as such) to the extent arising out of, resulting from or in connection with any of the following:

(i)            the conduct of the SplitCo Businesses (whether before, on or after the Closing);

(ii)           the SplitCo Assets (whether held before, on or after the Closing);

(iii)          the SplitCo Liabilities (whether incurred before, on or after the Closing); or

(iv)          any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of any member of the SplitCo Group under this Agreement, any Restructuring Agreement or any Other Agreement.

(b)            Liberty Media hereby covenants and agrees, on the terms and subject to the limitations set forth in this ARTICLE IV, from and after the Closing, to indemnify and hold harmless SplitCo, its Subsidiaries and their respective current and former directors, officers, service providers and employees, and each of the heirs, executors, trustees, administrators, predecessors, successors and assigns of any of the foregoing (collectively, the “SplitCo Indemnified Parties”) from and against any Losses paid, incurred, suffered or sustained by the SplitCo Indemnified Parties (in their capacities as such) to the extent arising out of, resulting from or in connection with any of the following:

(i)            the conduct of the Liberty Retained Businesses (whether before, on or after the Closing);

(ii)           the Liberty Retained Assets (whether held before, on or after the Closing);

(iii)          the Liberty Retained Liabilities (whether incurred before, on or after the Closing); or

(iv)          any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of any member of the Liberty Media Group under this Agreement, any Restructuring Agreement or any Other Agreement.

(c)            The indemnification provisions set forth in Section 4.1(a) and Section 4.1(b) shall not apply to: (i) any Losses incurred by any member of the SplitCo Group pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) any member of the Liberty Media Group, on the one hand, and (y) any member of the SplitCo Group, on the other hand; and (ii) any Losses incurred by any member of the Liberty Media Group pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements or the Other Agreements) existing on or after the Closing Date between (x) any member of the Liberty Media Group, on the one hand, and (y) any member of the SplitCo Group, on the other hand. For the avoidance of doubt, any arrangement, instrument, contract or other agreement between any member of the Liberty Media Group, on the one hand, and any member of the SplitCo Group, on the other hand (other than this Agreement, the Restructuring Agreements or the Other Agreements) shall be governed by the terms and conditions of such arrangement, instrument, contract or other agreement and the limitations set forth in the immediately preceding sentence shall not affect the rights and obligations of each party thereto, including any indemnification rights or obligations provided therein.

(d)            (i)      In connection with any indemnification provided for in this Section 4.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 4.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten (10) Business Days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five (5) Business Days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii)            After receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects within thirty (30) days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if (A) such settlement makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) such settlement includes a complete release of the Indemnitee, (C) such settlement does not impose or seek any relief against the Indemnitee other than the payment of money damages to be borne solely and entirely by the Indemnitor and (D) all Losses relating to such settlement are paid by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any Action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim and the Indemnitor will not have the right to control the defense or investigation of such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii)           If, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any Action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 4.1 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within the period set forth in Section 4.1(d)(ii), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.1(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(e)            In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third-Party Claim.

(f)             The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(g)            The Indemnitor shall pay all amounts payable pursuant to this Section 4.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than, (x) if the Indemnitor has in good faith disputed the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation, three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor or (y) if the Indemnitor has not in good faith disputed the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation, three (3) days following receipt from an Indemnitee of such bill for any Losses that are the subject of indemnification hereunder. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing or (ii) a court of competent jurisdiction shall have entered a final and non-appealable Order.

(h)            If the indemnification provided for in this Section 4.1 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i)             The remedies provided in this Section 4.1 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.1(e).

(j)             The rights and obligations of the Liberty Indemnified Parties and the SplitCo Indemnified Parties under this Section 4.1 shall survive the Redemption and the other Split-Off Transactions.

(k)            For the avoidance of doubt, the provisions of this Section 4.1 are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Sharing Agreement are applicable.

(l)             The Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of their or its rights under this Section 4.1.

4.2            Further Assurances. At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver, and to cause its Subsidiaries to make, execute, acknowledge and deliver, such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to accomplish the Restructuring and the Redemption and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, and to otherwise carry out the purposes and intent of this Agreement.

4.3            Specific Performance. Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for the securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

4.4            Access to Information.

(a)            Each party will provide to the other party, at any time before, on or after the Redemption Date, upon written request and promptly after the request therefor (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or contracts to which any party or its Subsidiaries is a party (it being understood that each of Liberty Media and SplitCo will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any Action in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement, the Restructuring Agreements and the Other Agreements.

(b)            Any information belonging to a party that is provided to another party pursuant to Section 4.4(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 4.4 or which otherwise comes into the Receiving Party’s possession and control pursuant to this Agreement. Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c)            The party requesting any information under this Section 4.4 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

(d)            For the avoidance of doubt, the provisions of this Section 4.4 are not intended to, and shall not, apply to any information relating to matters governed by the Tax Sharing Agreement, which shall be subject to the provisions thereof in lieu of this Section 4.4.

4.5            Confidentiality. Each party will keep confidential for five (5) years following the Closing Date (or for three (3) years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable Law.

(a)            “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by SplitCo or the SplitCo Businesses or which constitute SplitCo Assets on or prior to the Closing Date will constitute Proprietary Information of SplitCo for purposes of this Section 4.5.

(b)            Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party; (iv) is independently developed or generated without reference to or use of any Proprietary Information of the Disclosing Party; or (v) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the Laws or regulations of any Governmental Authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party (at the Disclosing Party’s cost) in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

4.6            Notices Regarding Transferred Assets and Liabilities. Any transferor of an Asset or Liability in the Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Restructuring, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 4.6.

4.7            Treatment of Payments. The parties agree to treat all payments made pursuant to this Agreement in accordance with Section 4.7 of the Tax Sharing Agreement.

ARTICLE V
CLOSING

5.1            Closing. Unless this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to the provisions of ARTICLE VI, and subject to the satisfaction or, if applicable, waiver of all conditions set forth in each of Section 2.2 and Section 5.2, the closing of the Redemption (the “Closing”) will take place at the offices of Liberty Media, at 12300 Liberty Boulevard, Englewood, Colorado, at a time and date to be determined by Liberty Media (the “Closing Date”).

5.2            Conditions to Closing.

(a)            The obligations of the parties to complete the Redemption are conditioned upon the satisfaction or, if applicable, waiver, of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Redemption, but subject to the satisfaction or, if applicable, waiver, of those conditions at such time).

(b)            The performance by each party of its obligations hereunder is further conditioned upon:

(i)            the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and

(ii)           the representations and warranties of the other party being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

5.3            Deliveries at Closing.

(a)            Liberty Media. At or prior to the Closing, Liberty Media will deliver or cause to be delivered to SplitCo:

(i)            the Tax Sharing Agreement duly executed by an authorized officer of Liberty Media;

(ii)           the Services Agreement duly executed by an authorized officer of Liberty Media;

(iii)          the Facilities Sharing Agreement duly executed by an authorized officer of Liberty Property Holdings, an authorized officer of Liberty Media, an authorized officer of Liberty Tower and an authorized officer of Liberty Centennial;

(iv)          the Aircraft Time Sharing Agreement duly executed by an authorized officer of Liberty Media;

(v)           the Restructuring Agreements duly executed by an authorized officer of Liberty Media or other applicable member of the Liberty Media Group;

(vi)          a secretary’s certificate certifying that the Liberty Board has authorized the execution, delivery and performance by Liberty Media of this Agreement, the Restructuring Agreements and the Other Agreements, which authorization will be in full force and effect at and as of the Closing;

(vii)         the New Holder Assignment and Assumption Agreement duly executed by an authorized officer of Liberty Media, an authorized officer (or other authorized representative) LMC LYV and an authorized officer Live Nation;

(viii)        the RRA Assignment and Assumption Agreement duly executed by an authorized officer of Liberty Media and an authorized officer Live Nation; and

(ix)          such other documents and instruments as SplitCo may reasonably request.

(b)            SplitCo. At or prior to the Closing, SplitCo will deliver or cause to be delivered to Liberty Media:

(i)            the Tax Sharing Agreement duly executed by an authorized officer of SplitCo;

(ii)           the Services Agreement duly executed by an authorized officer of SplitCo;

(iii)          the Facilities Sharing Agreement duly executed by an authorized officer of SplitCo;

(iv)          the Aircraft Time Sharing Agreement duly executed by an authorized officer of SplitCo;

(v)           the Restructuring Agreements duly executed by an authorized officer of SplitCo or other applicable member of the SplitCo Group;

(vi)          the SplitCo Charter, duly executed by an authorized officer of SplitCo and as filed with the Secretary of State of the State of Nevada;

(vii)         a secretary’s certificate certifying that the SplitCo Board has authorized the execution, delivery and performance by SplitCo of this Agreement, the Restructuring Agreements and the Other Agreements, which authorizations will be in full force and effect at and as of the Closing;

(viii)        the New Holder Assignment and Assumption Agreement duly executed by an authorized officer of SplitCo and an authorized officer (or other authorized representative) of LN Holdings;

(ix)           the RRA Assignment and Assumption Agreement duly executed by an authorized officer of SplitCo; and

(x)            such other documents and instruments as Liberty Media may reasonably request.

ARTICLE VI
TERMINATION

6.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be amended, modified, supplemented or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of Liberty Media without the approval of SplitCo and without any compensation to SplitCo. For the avoidance of doubt, from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties.

6.2            Effect of Termination. In the event of any termination of this Agreement in accordance with Section 6.1, this Agreement will immediately become void and the parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VII
MISCELLANEOUS

7.1            Definitions.

(a)            For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any demand, action, claim, cause of action, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, subpoena, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliates” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, for any purpose hereunder, in each case both before and after the Effective Time, none of the Persons listed in clauses (i)–(viii) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) Liberty Media taken together with its Subsidiaries and any of their respective Investees, (ii) SplitCo taken together with its Subsidiaries and any of their respective Investees, (iii) Liberty Broadband Corporation taken together with its Subsidiaries and any of their respective Investees, (iv) QVC Group, Inc. (formerly known as Qurate Retail, Inc.) taken together with its Subsidiaries and any of their respective Investees, (v) Liberty Global Ltd. taken together with its Subsidiaries and any of their respective Investees, (vi) Liberty Latin America Ltd. taken together with its Subsidiaries and any of their respective Investees, (vii) Atlanta Braves Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (viii) GCI Liberty, Inc. taken together with its Subsidiaries and any of their respective Investees, and (ix) any entity whose shares are distributed, directly or indirectly, in a spinoff, split-off or similar distribution transaction, to the shareholders of any of the entities referred to in the immediate preceding clauses (i) – (viii) (including any of their Subsidiaries or such entities or any of their respective Investees). For purposes of this definition, and for the avoidance of doubt, (x) natural persons shall not be deemed to be Affiliates of each other and (y) no Person shall be an Affiliate of any other Person solely because they share one or more common officers or members of their respective board of managers, board of directors or other controlling governing body.

“Aircraft Time Sharing Agreement” means the Aircraft Time Sharing Agreement to be entered into by and between Liberty Media and SplitCo, substantially in the form attached hereto as Exhibit C.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto. The term “Assets” shall not include any of the items described in the previous sentence for or related to Taxes, which shall be governed exclusively by the Tax Sharing Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“DGCL” means the General Corporation Law of the State of Delaware (as the same may be amended from time to time).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Existing SplitCo Common Stock” means the common stock, par value $0.01 per share, of SplitCo, which is in existence prior to the effectiveness of the SplitCo Charter.

“Facilities Sharing Agreement” means the Facilities Sharing Agreement to be entered into by and among Liberty Property Holdings, Inc. (“Liberty Property Holdings”), Liberty Media, SplitCo, and, solely for Section 4 thereof, Liberty Tower, Inc. (“Liberty Tower”) and Liberty Centennial Holdings, Inc. (“Liberty Centennial”), substantially in the form attached hereto as Exhibit D.

“Formula One Group Common Stock” means Liberty Media’s Series A Liberty Formula One common stock, par value $0.01 per share, Series B Liberty Formula One common stock, par value $0.01 per share, and Series C Liberty Formula One common stock, par value $0.01 per share.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means any supranational, national, federal, state, county, local or municipal government, or other political subdivision thereof, or any court, tribunal or arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, domestic or foreign; provided, that such term shall not include any stock exchange or listing company.

“Governmental Authorization” means the completion or early termination of any waiting period (and any extension thereof) under the HSR Act or any notice, authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body under competition Laws, foreign direct investment Laws, or any other Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investee” of any Person means any Person in which such first Person owns or controls an equity or voting interest.

“Law” means all foreign, federal, state, provincial, local or municipal laws (including common law), statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than taxes). The term “Liabilities” shall not include any of the items described in the previous sentence for or related to Taxes, which shall be governed exclusively by the Tax Sharing Agreement.

“Liberty Board” means the Board of Directors of Liberty Media or a duly authorized committee thereof (including, without limitation, the Executive Committee or the Transaction Committee of the Board of Directors of Liberty Media).

“Liberty Charter” means the Restated Certificate of Incorporation of Liberty Media, as in effect immediately prior to the Redemption Date.

“Liberty Entity” or “Liberty Entities” means and includes each of Liberty Media and its Subsidiaries, after giving effect to the Redemption.

“Liberty Live Common Stock” means LLYVA, LLYVB and LLYVK.

“Liberty Media Group” means Liberty Media and each of its Subsidiaries and Affiliates as of immediately following the Redemption, and each Person that becomes a Subsidiary or Affiliate of Liberty Media after the Effective Time, in each case, other than the members of the SplitCo Group.

“Liberty Retained Assets” means all Assets of the Liberty Entities (other than any SplitCo Assets).

“Liberty Retained Businesses” means all businesses of the Liberty Entities (other than any SplitCo Businesses).

“Liberty Retained Liabilities” means all Liabilities of the Liberty Entities (other than any SplitCo Liabilities) and, for the avoidance of doubt, shall include Liabilities related to the Formula One Group Awards.

“Live Nation” means Live Nation Entertainment, Inc., a Delaware corporation.

“LLYVA” means the Series A Liberty Live common stock, par value $0.01 per share, of Liberty Media.

“LLYVB” means the Series B Liberty Live common stock, par value $0.01 per share, of Liberty Media.

“LLYVK” means the Series C Liberty Live common stock, par value $0.01 per share, of Liberty Media.

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder), whether in connection with a Third-Party Claim or otherwise. The term “Losses” shall not include any items described in the previous sentence for or related to Taxes, which shall be governed exclusively by the Tax Sharing Agreement.

“MSR” means Meyer Shank Racing LLC, a Delaware limited liability company.

“Nasdaq” means any tier of the Nasdaq Stock Market, including the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market.

“New Holder Assignment and Assumption Agreement” means the New Holder Assignment and Assumption Agreement to be entered into by and among Live Nation, Liberty Media, SplitCo and, solely for purposes of Section 3 thereof, LN Holdings, and LMC LYV, LLC, a Delaware limited liability company (“LMC LYV”).

“New Liberty Live Group Common Stock” means the New LLYVA, New LLYVB and New LLYVK.

“New LLYVA” means the Series A Liberty Live Group common stock, par value $0.01 per share, of SplitCo, which shall be in existence from and following the effectiveness of the SplitCo Charter.

“New LLYVB” means the Series B Liberty Live Group common stock, par value $0.01 per share, of SplitCo, which shall be in existence from and following the effectiveness of the SplitCo Charter.

“New LLYVK” means the Series C Liberty Live Group common stock, par value $0.01 per share, of SplitCo, which shall be in existence from and following the effectiveness of the SplitCo Charter.

“Order” means any order, injunction, judgment, decree or ruling of any court, governmental or regulatory authority, agency, commission or body.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Qualifying Subsidiary” means a former direct or indirect Subsidiary of Liberty Media, any successor of any such former Subsidiary, and the parent company (directly or indirectly) of any such former Subsidiary or successor, including SplitCo.

“QuintEvents” means QuintEvents, LLC, a Delaware limited liability company.

“Redemption Agent” means Broadridge Corporate Issuer Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

“Registration Statement” means the Registration Statement on Form S-4 (or any successor form to Form S-4) of SplitCo relating to the Redemption and the distribution of shares of New Liberty Live Group Common Stock in the Redemption, including all amendments or supplements thereto.

“Representatives” means, with respect to any Person, its financial advisors, legal counsel, financing sources, accountants, insurers or other advisors, agents or representatives, including its officers and directors.

“Restructuring Plan” means the Restructuring Plan attached hereto as Exhibit B.

“RRA Assignment and Assumption Agreement” means the New Holder Assignment and Assumption Agreement to be entered into by and among Live Nation, Liberty Media and SplitCo.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“Services Agreement” means the Services Agreement to be entered into by and between Liberty Media and SplitCo, substantially in the form attached hereto as Exhibit E.

“SplitCo Assets” means all of Liberty Media’s direct or indirect ownership interests in Live Nation, QuintEvents and MSR, corporate cash attributed to the Live Group as of immediately prior to the Redemption, and any other assets attributed to the Live Group as of immediately prior to the Redemption.

“SplitCo Board” means the Board of Directors of SplitCo or a duly authorized committee thereof.

“SplitCo Businesses” means the businesses attributed to the Live Group as of immediately prior to the Redemption.

“SplitCo Charter” means the Amended and Restated Articles of Incorporation of SplitCo to be filed with the Secretary of State of the State of Nevada prior to the Effective Time, substantially in the form attached hereto as Exhibit A-1.

“SplitCo Entity” or “SplitCo Entities” means and includes each of SplitCo and its Subsidiaries, after giving effect to the Redemption.

“SplitCo Group” means SplitCo and each Person that is a direct or indirect Subsidiary of SplitCo as of immediately following the Redemption, and each Person that becomes a Subsidiary of SplitCo after the Effective Time.

“SplitCo Liabilities” means all Liabilities of Liberty Media and its Subsidiaries attributed to the Live Group as of immediately prior to the Redemption; provided, however, that for the avoidance of doubt, all Formula One Group Awards shall remain Liabilities of Liberty Media and shall not become SplitCo Liabilities.

“SplitCo Transitional Plan” means the Liberty Live Holdings, Inc. Transitional Stock Adjustment Plan.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For purposes of this Agreement, both prior to and after the Effective Time, none of SplitCo and its Subsidiaries shall be deemed to be Subsidiaries of Liberty Media or any of its Subsidiaries.

“Tax” and “Taxes” means any and all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other like governmental assessments or charges, and, without limiting the generality of the foregoing, shall include income, gross receipts, net worth, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, Medicare, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer taxes, together with any related interest, penalties and additions imposed by any Tax authority.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by and between Liberty Media and SplitCo, substantially in the form attached hereto as Exhibit F.

“Treasury Regulations” means the U.S. Department of the Treasury regulations promulgated under the Code.

(b)            As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Agreement	Preamble
Closing	Section 5.1
Closing Date	Section 5.1
Contributed LYV Shares	Recitals
Contributed Subsidiaries	Exhibit B
Disclosing Party	Section 4.5(a)
Effective Time	Section 2.1(a)
First Contribution	Recitals
First Contribution Agreement	Recitals
Formula One Group Awards	Section 2.3(a)
Indemnitee	Section 4.1(d)(i)
Indemnitor	Section 4.1(d)(i)
Liberty Indemnified Parties	Section 4.1(a)

Liberty Live Awards	Section 2.3(a)
Liberty Media	Preamble
Liberty Split-Off Stockholder Approval	Section 2.2(a)
LN Holdings	Recitals
Original Liberty Live option award	Section 2.3(b)
Original Liberty Live restricted stock awards	Section 2.3(c)
Original Liberty Live restricted stock unit award	Section 2.3(d)
Other Agreements	Section 3.1(b)
Post-Split Awards	Section 2.3(g)
Proprietary Information	Section 4.5(a)
Reattribution	Section 1.2(a)
Receiving Party	Section 4.5(b)
Redemption	Recitals
Redemption Date	Section 2.1(a)
Restructuring	Section 1.1
Restructuring Agreements	Section 1.2(e)
Second Contribution	Section 1.2(b)
Separable Claims	Section 4.1(d)(ii)
Separate Legal Defenses	Section 4.1(d)(ii)
Split-Off Transactions	Recitals
SplitCo	Preamble
SplitCo Award	Section 2.3(d)
SplitCo Indemnified Parties	Section 4.1(b)
SplitCo option award	Section 2.3(b)
SplitCo Recapitalization	Exhibit B
SplitCo restricted stock awards	Section 2.3(c)
SplitCo restricted stock unit award	Section 2.3(d)
Stockholder Meeting	Section 2.1(a)
Third-Party Claim	Section 4.1(d)(i)

7.2            Survival; No Third-Party Rights. The representations and warranties contained herein shall not survive the Effective Time or the termination of this Agreement. The covenants and agreements herein that relate to the actions to be taken at or after the Effective Time, including Section 1.2(d) and Section 4.1 shall survive the Effective Time until satisfied in full. Except for the indemnification rights of the Liberty Indemnified Parties and the SplitCo Indemnified Parties pursuant to Section 4.1, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

7.3            Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any member of the Liberty Media Group:	Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Email: [Separately Provided]
Attention: Chief Legal Officer

if to any member of the SplitCo Group:	Liberty Live Holdings, Inc. 12300 Liberty Boulevard
Englewood, Colorado 80112
Email: [Separately Provided]
Attention: Chief Legal Officer

with a copy in each case (which shall not constitute notice) to:	O’Melveny & Myers L.L.P. Two Embarcadero Center, 28th Floor San Francisco, California 94111 Attention: C. Brophy Christensen Noah Kornblith Email: [Separately Provided] [Separately Provided]

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

7.4            Entire Agreement. This Agreement (including the Exhibits attached hereto) together with the Restructuring Agreements and the Other Agreements embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

7.5            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Liberty Media and SplitCo may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve Liberty Media or SplitCo, as the assignor, of its obligations hereunder.

7.6            Governing Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the Laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the Laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction or does not have jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any appellate courts therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 7.3 and this Section 7.6, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 shall be deemed effective service of process on such party.

7.7            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.9            Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

7.10           No Strict Construction; Interpretation.

(a)            Liberty Media and SplitCo each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)            When a reference is made in this Agreement to an Article, Section, or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

7.11          Conflicts with Tax Sharing Agreement. In the event of a conflict between this Agreement and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall prevail.

7.12          Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by electronic mail transmission of a signed copy thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY MEDIA CORPORATION

By:
Name:
Title:

LIBERTY LIVE HOLDINGS, INC.

By:
Name:
Title:

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Reorganization Agreement, dated as of [●], 2025, by and between Liberty Media Corporation and Liberty Live Holdings, Inc. (the “Registrant”) have not been provided herein:

Exhibit A-1 - Form of SplitCo A&R Charter (See Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-288960), as amended on September 15, 2025 and October 14, 2025 (the “Form S-4”))

Exhibit A-2 - Form of SplitCo A&R Bylaws (See Exhibit 3.2 to the Form S-4)

Exhibit B - Restructuring Plan

Exhibit C - Form of Aircraft Time Sharing Agreement (See Exhibit 10.6 to the Form S-4)

Exhibit D - Form of Facilities Sharing Agreement (See Exhibit 10.5 to the Form S-4)

Exhibit E - Form of Services Agreement (See Exhibit 10.4 to the Form S-4)

Exhibit F - Form of Tax Sharing Agreement (See Exhibit 10.3 to the Form S-4)

Exhibit G – Competition and FDI Approvals

The undersigned Registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission to the extent not otherwise filed therewith.